HSBC Finance Corporation - Registration No. 333-120496 Rule 424(b)(3) Preliminary Pricing Supplement No. 58 Dated April 17, 2006

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XKJ4	$12,703,000.00	0.200%	$12,677,594.00	Fixed	5.100%	Monthly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
4/15/2007	05/15/2006	$3.54	Yes	Senior Unsecured Notes	Aa3	A
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XKK1	$7,075,000.00	0.400%	$7,046,700.00	Fixed	5.200%	Monthly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
4/15/2008	05/15/2006	$3.61	Yes	Senior Unsecured Notes	Aa3	A
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XKL9	$1,950,000.00	0.625%	$1,937,812.50	Fixed	5.250%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
4/15/2009	07/15/2006	$12.40	Yes	Senior Unsecured Notes	Aa3	A
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XKM7	$1,916,000.00	1.000%	$1,896,840.00	Fixed	5.450%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
4/15/2011	10/15/2006	$26.49	Yes	Senior Unsecured Notes	Aa3	A
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Financial Services Inc. and Wachovia Securities, LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Offering Dates: Monday, April 10, 2006 through
Monday, April 17, 2006
Trade Date: Monday, April 17, 2006 @ 12:00 PM ET
Settlement Date: Thursday, April 20, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04